Exhibit 10.8

EMPLOYMENT CONTRACT

     This Employment Agreement, made and entered into as of the 28th day of February, 2004 by and between Educational Development Corporation (“EDC”) and Randall W. White (“White”);

     WITNESSETH:

     WHEREAS, EDC wishes to employ White as its President and Chief Executive Office to serve during EDC’s fiscal year (“FY”) 2005 on the terms and conditions herinafter set forth; and

     WHEREAS, White wishes to accept such employment and use his best skills, experience and effort as EDC’s President and Chief Executive Office to enhance the profitability and performance of EDC.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, EDC and White agree as follows:

     1. Term. The term of this Agreement commences March 1, 2004 and terminates March 1, 2007.

     2. Position and Duties. White shall serve EDC in an executive capacity as President and Chief Executive Officer of EDC and shall report to the EDC Board of Directors. Subject to the general direction and control of the Board of Directors of EDC (the “Board”) and its Executive Committee, if any, White shall have full authority and responsibility for formulating and implementing goals, budgets and policies and administering the personnel, financial and business affairs of EDC in all respects and shall have such other responsibilities and authority shall be superior to those of any officer or employee of EDC or any subsidiary thereof.

     3. Extent of Services. White shall devote his best efforts and full business time (with allowances for vacations and sick leave) and attention to furthering the business of EDC. White is not prohibited from maintaining or making investments, or engaging, in

Exhibit 10.8

other business or enterprises, provided such investments, business or enterprises do not require services on the part of White which would materially impair the performance of his duties under this Agreement or which, by virtue of White’s investments or participation, would result in such business or enterprise engaging in material competition with the Company.

     4. FY 2005 Compensation. EDC shall compensate White as follows during FY 2005:

     a. Base Salary. EDC shall pay White a base salary of $150,000, payable in twelve equal monthly installments, commencing March 1, 2004; provided, however, that said base salary shall be reviewed by the Board of Directors of EDC annually and may be adjusted upward at the discretion of said Board at that time.

     b. Additional Salary. EDC shall pay White additional salary equal to $22,000 if profit before taxes (“PBT”) exceeds $3,200,000 in each fiscal year. PBT as used in this Agreement means net operating income before taxes, excluding extraordinary gains or losses from the sale or conversion of capital assets. Such additional salary shall be payable within 90 days following end of each FY upon receipt of the annual Auditor’s Certificate.

     c. Automobile Allowance. EDC shall provide an automobile used by White in connection with his duties and pay of business related operational expenses incurred by White in connection with operating such automobile.

     5. Termination by EDC.

     a. Termination for Cause. In the event EDC terminates White for cause, White shall have the same rights with respect to the salary provided for herein as if he had voluntarily terminated his employment under Paragraph 6 below. Provided, that cause includes, but is not limited to, one or more acts of dishonesty; provided further, that in the event White is terminated for dishonesty, his unexercised stock options shall become null and void upon such termination and shall thereupon be deemed to have been reconveyed to EDC by White. An “act of dishonesty” as used herein shall mean and include without

Exhibit 10.8

limitation (I) any illegal conduct in connections with EDC affairs and (ii) any action by White in connection with his employment duties at EDC involving deceit or fraud.

     b. Termination Without Cause. If EDC terminated White without cause, EDC shall pay White the balance of the base salary provided herein in subparagraph 4, by not in any case to be less that twelve months base salary.

     6. Termination By White. If White voluntarily terminates his employment with EDC during FY 2005, 2006 or 2007, EDC shall pay White all earned by unpaid base salary, plus all Additional Salary earned to the date of such termination. White shall have 90 days following such voluntary termination in which to exercise any options which are then exercisable. All stock options which are not yet exercisable as of the date of such voluntary termination shall be null and void and such options shall thereupon be deemed to have been reconveyed to EDC by White.

     7. Termination by White in Event of Change of Control. “Change of Control” as used in this Agreement shall mean either (i) the acquisition of by third party of all or substantially all of EDC’s assets of (ii) the acquisition or effective control by any third party of 30% or more of EDC’s outstanding common stock. In the event the acquiring party terminated White’s employment with EDC, EDC shall cause the acquiring party to compensate White in accordance with subparagraphs 1 and 4.

     8. Death of White. In the event of White’s death, this Agreement shall be deemed to have been terminated pursuant to Paragraph 6 hereof, and EDC shall pay any compensation to which White would have been entitled pursuant to Paragraph 6 to the executor or administrator of White’s estate, plus an amount equal to 25% of White’s annual base salary as then in effect for the three months subsequent to his death.

     9. Post Employment Obligations of White.

     a. Confidential Information. By his execution of this Agreement, White acknowledges that he will in the course of his employment by EDC obtain “Confidential Information” (as hereinafter defined” and that his relationship with EDC will be one of trust and confidence with regard to such Confidential Information. White recognizes that

Exhibit 10.8

EDC is entitled to protect its investment in that knowledge and training. White agrees that he will not at any time, after the termination of his employment with EDC, in any manner, either directly or indirectly, whether for himself or another, disclose to any person, firm or corporation, other then EDC, any confidential information acquired, learned, obtained or developed by White alone or in conjunction with others in connection with his employment with EDC. “Confidential Information” as herein used means all trade secrets and other confidential information relating to the business of EDC, otherwise affecting White’s duties and obligations contained in subparagraph 9.

     b. Non-Solicitation of EDC Customers. Without in any way limiting or otherwise affecting White’s duties and obligations contained in subparagraph 9 immediately about, White agrees that during the period of two (2) years immediately following the terminations of his employment with EDC, he will not in any manner, either directly or indirectly, for himself or on behalf of any other person, firm or corporation other then EDC solicit any customer of EDC or divert or take away or attempt to divert or take away from EDC any of the business or patronage of such customers, it being the general intent hereof that until the expiration of two years after such termination of his employment, White shall maintain a “hands off” policy with regard to EDC’s customers in respect of sales or services of the types furnished to such customers during or at the time of termination of White’s employment with EDC; provided that in the event that EDC terminates White’s employment under subparagraph 5b of this Agreement, this subparagraph 9b shall be thereby rendered null and void and of no further effect; provided further, however, that if, in connection with new employment obtained by White, White does any of the acts prohibited by this Paragraph 9, any amount due White pursuant to subparagraph 5b hereof shall be reduced by the amount of any compensation, regardless of the form of such compensation, paid to White by any other person, natural or corporate, in respect such employment.

     c. Injunctive Relief in the Event of Violation. EDC and White agree that a violation by White of any covenant or agreement in the preceding two subparagraphs of

Exhibit 10.8

this Paragraph 9 would adversely affect the successful conduct of EDC’s business and its goodwill and would cause such damage to EDC as would be irreparable, the exact amount of which would be impossible to ascertain, and for that reason White further agrees that in the event of such violation or threatened violation EDC shall be entitled to a restraining order and/or injunction from any court of competent jurisdiction, restraining such violation or any further violation of such covenants and agreements by White, without prejudice to any other legal equitable remedies available to EDC.

     10. Assignment. Subject to White’s rights under Paragraph 7 of this Agreement with respect to changes of control, EDC may assign its rights and delegate its duties hereunder to any person, natural or corporate, to whom it might sell all or substantially all of its assets. White may not assign his rights nor delegate his duties hereunder to any person.

     11. Divisibility. This Agreement is divisible and in the event any clause, subparagraph or provision of this Agreement shall be held to be invalid, the same shall not affect the validity of enforceability of the remaining portions of this Agreement.

     12. Binding Effect. This Agreement shall bind White, his heirs, executors, administrators and assigns and shall bind and inure to the benefit of EDC, its successors and assigns.

     13. Entire Agreement; Modification, Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, whether written or oral. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Not waiver shall be binding unless executed in writing by the party making the waiver.

Exhibit 10.8

     14. Multiple Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15. Governing Law. This Agreement shall be construed in accordance with, and governed by the laws of the Sate of Oklahoma.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day of year first above written.

EDUCATIONAL DEVELOPMENT CORPORATION

By

ATTEST:

Secretary

(Corporate Seal)

RANDALL W. WHITE